EXHIBIT 99.1

            NSD Bancorp, Inc. Reports Redemption of Rights

    PITTSBURGH--(BUSINESS WIRE)--Dec. 1, 2004--NSD Bancorp, Inc. (NASDAQ:NSDB), the parent holding company of NorthSide Bank, announced that shareholders of record on December 1, 2004 will be entitled to receive $0.001 per share of NSD common stock for the redemption of rights in connection with the previously announced termination of the Rights Agreement, dated September 12, 2002, with Registrar and Transfer Company. The redemption payment will be made on December 15, 2004. The NSD Board of Directors approved the redemption of rights and the termination of Rights Agreement on October 14, 2004.
    NSD Bancorp, Inc. is the holding company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $517 million in assets at September 30, 2004. The Pittsburgh-based community bank operates eleven branch offices serving the City of Pittsburgh and northern suburbs. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol "NSDB." For more information visit the Corporation's website at "www.nsdbancorp.com."

    This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for the Corporation's financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.

    CONTACT: NSD Bancorp, Inc.
             Andrew W. Hasley, 412-366-8514
             Email: ahasley@northsidebank.com
             or
             William C. Marsh, 412-366-8340
             Email: wmarsh@northsidebank.com